UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2014

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-25909	86-0931332
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

985 Poinsettia Avenue, Suite A, Vista,	92081
California	(Zip Code)
(Address of Principal Executive Offices)

877-505-3589

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On March 12, 2014, we completed the private placement offering of Units (“Offering”) by closing on the sale of 32.4 Units to 41 accredited investors (“Investors”) for total gross proceeds of $1,944,000, pursuant to which we issued 32,400,000 shares of common stock and warrants to purchase up to 16,200,000 shares of common stock. The warrants are exercisable for 5 years and each warrant entitles the holder to purchase one share of common stock at an exercise price of $0.20 per share. The Units were offered only to accredited investors and the purchase price of each Unit was $60,000, with each Unit consisting of 1,000,000 shares of common stock and 500,000 warrants.

The completed private placement offering is inclusive of two prior closings on the same terms for the sale of 10.0 Units and 2.8 Units to accredited investors. The acceptance of these earlier subscription agreements was filed with the Securities and Exchange Commission on Form 8-K on January 13, 2014 and on Form 10-Q on February 14, 2014, respectively.

Security Research Associates Inc. of San Francisco (“SRA”) served as our placement agent in connection with the Offering. The Company engaged SRA for services rendered in conjunction with this Offering and paid cash compensation in the amount of 9% of the gross proceeds raised and a warrant to purchase the number of shares of our common stock equal to 9% of the aggregate gross proceeds from the Offering received by the Company from all investors placed by SRA divided by $0.06 per share. We paid SRA $107,460 and issued a warrant to purchase 1,791,000 shares of our common stock at an exercise price of $0.06 for its services as our private placement agent in the Offering.

The securities offered and sold in the Offering have not been registered under the Securities Act of 1933, as amended (“Securities Act”). The Securities were offered and sold to accredited investors in reliance upon exemptions from registration pursuant to Rule 506 promulgated thereunder.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flux Power Holdings, Inc.,
A Nevada Corporation

Dated: March 18, 2014	/s/ Ronald F. Dutt
Ron Dutt, Chief Executive Officer and Interim Chief Financial Officer